                                                               Exhibit(a)(1)(QQ)

================================================================================

                                     IN THE
                              SUPREME COURT OF THE
                               STATE OF DELAWARE

                              --------------------

OMNICARE, INC.,                                         No. 605, 2002

                    Plaintiff-Below/
                         Appellant,

             v.

NCS HEALTHCARE, INC., JON H.                 Appeal From Memorandum
OUTCALT, KEVIN B. SHAW, BOAKE                Opinions and Orders Dated
A. SELLS, RICHARD L. OSBORNE,                October 25 & 29, 2002 Of The
GENESIS HEALTH VENTURES, INC.,               Court of Chancery Of The State
and GENEVA SUB, INC.,                        Of Delaware In And For New
                                             Castle County In Civil
                                             Action No. 19800

                   Defendants-Below/
                          Appellees.


================================================================================

                           APPELLANT'S OPENING BRIEF

================================================================================


                                   POTTER ANDERSON & CORROON LLP
                                   Donald J. Wolfe, Jr. (#285)
                                   Kevin R. Shannon (#8137)
Of Counsel:                        Michael A. Pittenger (#3212)
                                   John M. Seaman (#3868)
DEWEY BALLANTINE LLP               Richard L. Renck (#3893)
1301 Avenue of the Americas        Hercules Plaza
New York, New York 10019-6092      1313 N. Market Street
212-259-8000                       P.O. Box 951
                                   Wilmington, Delaware 19899
                                   302-984-6000

                                   Attorneys for Plaintiff below Appellant,
November 14, 2002                  Omnicare, Inc.

================================================================================

                               TABLE OF CONTENTS

TABLE OF CITATIONS ...................................................iv

NATURE AND STAGE OF PROCEEDINGS ...................................... 1

SUMMARY OF ARGUMENT .................................................. 3

STATEMENT OF FACTS ................................................... 4

     A. THE PARTIES .................................................. 4

     B. NCS IGNORES OMNICARE'S HIGHER OFFER AND
        AGREES TO A MERGER WITH GENESIS .............................. 5

        1.  NCS Ignores Omnicare's Proposals And Deals
            Exclusively With Genesis ................................. 5

        2.  The Genesis Merger ....................................... 6

            a. The Voting Agreements ................................. 6

               i.  The Illegal Agreements ............................ 6

               ii. The NCS Charter's Restrictions On
                   Transfer Of Class B Shares ........................ 7

            b. The No Termination And Stockholder
               Meeting Provisions .................................... 8

            c. The No-Shop Provision ................................. 9

            d. The Break-Up Fee ......................................10

     C. OMNICARE BRINGS THIS ACTION AND
        LAUNCHES A TENDER OFFER, WHICH THE
        NCS DIRECTORS CONTINUE TO THWART .............................10

ARGUMENT .............................................................11

    I.  THE TRIAL COURT ERRED IN CONCLUDING
        THAT OMNICARE DOES NOT HAVE
        STANDING TO LITIGATE THE CLAIMS IN
        ITS AMENDED COMPLAINT ........................................11

        A. THE APPLICABLE STANDARD OF REVIEW .........................11

        B. OMNICARE HAS STANDING TO LITIGATE
           NON-DERIVATIVE CLAIMS THAT THE
           NCS BOARD BREACHED DUTIES TO
           OMNICARE AS A STOCKHOLDER-BIDDER ..........................11

           1. Omnicare Has A Sufficient Stake In The
              Controversy To Satisfy Traditional
              Principles of Standing .................................12

           2. The Trial Court Impermissibly Engrafted
              The Standing Requirements of 8 Del. C.
              'SS' 327 Onto Omnicare's Individual Claims
              For Breach Of Fiduciary Duty ...........................14

           3. The Trial Court Erred In Determining That
              Omnicare Was Not Owed A Fiduciary Duty
              And That No Breaches Of Duty Occurred
              After Omnicare Acquired Stock ..........................17

    II. THE VOTING AGREEMENTS VIOLATE THE
         NCS CHARTER .................................................22

        A. THE APPLICABLE STANDARD OF REVIEW .........................22

        B. THE VOTING AGREEMENTS ARE
           UNENFORCEABLE AND THE CLASS B
           SHARES TO WHICH THEY RELATE HAVE
           BEEN AUTOMATICALLY CONVERTED
           INTO CLASS A SHARES .......................................22

           1. The Voting Agreements Violate Section 7(a)
              of The NCS Charter And Are Unenforceable ...............23


           2. The Trial Court Erred In Holding That
              The Voting Agreements Were Not A
              Transfer Of Outcalt's And Shaw's Shares
              Under Section 7(d) .....................................26

              a. The Voting Power Transferred
                 By Outcalt and Shaw .................................26

              b. The Supervoting Power Of
                 Class B Shares Is The Most
                 Important Ownership Interest
                 In Those Shares .....................................29

        C. THE COURT OF CHANCERY ERRED IN
           HOLDING THAT SECTION 7(c)(5) OF
           THE NCS CHARTER APPLIES TO THE
           IRREVOCABLE PROXIES GIVEN TO
           GENESIS BY OUTCALT AND SHAW ...............................30

CONCLUSION ...........................................................34

                               TABLE OF CITATIONS


Cases
-----
Abercrombie v. Davies, 123 A.2d 893 (Del. Ch. 1956) ............................19

ACE Ltd. v. Capital Re Corp., 747 A.2d 95 (Del. Ch. 1999) ......................20

Alabama By-Products Corp. v. Cede & Co., 657 A.2d 254 (Del. 1995) ..........15, 16

Aronson v. Lewis, 473 A.2d 805 (Del. 1984) .....................................16

Bangor Punta Operations, Inc. v. Bangor & Aroostook R.R. Co.,
417 U.S. 703 (1974) ............................................................15

Brown v. Automated Mktg. Sys., Inc., 1982 WL 8782 (Del. Ch.) ...................15

Cede & Co. v. Technicolor, Inc., 542 A.2d 1182 (Del. 1988) .....................15

Centaur Partners, IV v. Nat'l Intergroup, Inc., 582 A.2d 923 (Del. 1990) .......22

Committee of Merchs. and Citizens Against Proposed Annexation,
Inc. v. Longo, 669 A.2d 41 (Del. 1995) .........................................12

E.H.I. of Fla., Inc. v. Ins. Co. of. N. Am., 652 F.2d 310 (3d Cir. 1981) .......32

Elliot Assocs., L.P. v. Avatex Corp., 715 A.2d 843 (Del. 1998) .................31

Garrett v. Brown, 1986 WL 6708 (Del. Ch.) ..............................25, 27, 28

GM Sub Corp. v. Liggett Group, Inc., 1980 WL 6430 (Del. Ch.) ...................14

Home Fire Ins. Co. v. Barber, 93 N.W. 1024 (Neb. 1903) .........................15

IM2 Merch. & Mfg., Inc. v. Tirex Corp.,
2000 WL 1664168 (Del. Ch.) .....................................................15

In re Explorer Pipeline Co., 781 A.2d 705 (Del. Ch. 2001) ......................31

In re Gaylord Container Corp. S'holders Litig.,
747 A.2d 71 (Del. Ch. 1999) ....................................................13

Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392 (Del. 1996) ................30, 31

Lavine v. Gulf Cost Leaseholds, Inc., 122 A.2d 550 (Del. Ch. 1956) .............21

MacAndrews & Forbes Holdings, Inc. v. Revlon, Inc.,
1985 WL 21129 (Del. Ch.) .......................................................14

Malone v. Brincat, 722 A.2d 5 (Del. 1998) ......................................19

McMullin v. Beran, 765 A.2d 910 (Del. 2000) ....................................11

Moran v. Household Int'l, Inc., 490 A.2d 1059 (Del. Ch. 1985) ..................17

Oceanport Indus., Inc. v. Wilmington Stevedores, Inc.
636 A.2d 892 (Del. 1994) .......................................................11

Paramount Comm., Inc. v. QVC Networks, Inc.,
637 A.2d 34 (Del. 1994) ....................................................19, 20

Quickturn Design Sys., Inc. v. Shapiro, 721 A.2d 1281 (Del. 1998) ..............19

Rosenbloom v. Esso V.I., Inc., 766 A.2d 451 (Del. 2000) ........................11

Saito v. McKesson HBOC, Inc., 806 A,.2d 113 (Del. 2002) ....................16, 21

Schuster v. Derocili, 775 A.2d 1029 (Del. 2001) ................................22

Sierra Club v. Morton, 405 U.S. 727 (1972) .....................................12

Stuart Kingston, Inc. v. Robinson, 596 A.2d 1378 (Del. 1991) ...................13

Tate & Lyle PLC v. Staley Cont'l, Inc., 1988 WL 46064 (Del. Ch.) ...............13

Tcherepnin v. Franz, 461 F.2d 544 (7th Cir. 1972) ..............................32

Waggoner v. Laster, 581 A.2d 1127 (Del. 1990) ..................................22


Statutes
--------
15 U.S.C. 'SS' 78n(a) ..........................................................32

DEL. CODE ANN. tit 8, 'SS' 141(a) ..................................17, 18, 19, 21

DEL. CODE ANN. tit 8, 'SS' 220 .................................................16

DEL. CODE ANN. tit 8, 'SS' 327 .................................11, 14, 16, 17, 20


Other Authorities
-----------------

12b William M. Fletcher, et. al., Fletcher Cyclopedia of the Law of Private
Corps. 'SS' 5921 (perm. ed., rev. vol. 1984) ...................................17

Bryan A. Gardner, A Dictionary of Modern Legal Usage (2d ed.) ..................30

J. Travis Laster, The Line Item Veto and Unocal: Can a Bidder qua Bidder
Pursue Unocal Claims Against a Target Corporation's Board of Directors,
53 Bus. Law. 767 (1998) ........................................................14

Rodman Ward, Jr., Edward P. Welch & Andrew Turezyn, Folk
On The Delaware General Corporate Law 'SS' 327.2.1.3 (4th ed. 2002) ............14

                      NATURE AND STAGE OF THE PROCEEDINGS

         On August 1, 2002, Omnicare, Inc. ("Omnicare") filed a Complaint in the Delaware Court of Chancery seeking equitable and declaratory relief against the unlawful attempt by NCS HealthCare, Inc. ("NCS") and its board of directors to sell NCS to Genesis Health Ventures, Inc. ("Genesis") at a price less than half the amount offered in a competing all-cash offer by Omnicare. Omnicare filed its First Amended Complaint on August 12, 2002. On September 23, 2002 Omnicare moved for leave to file a Second Amended Complaint. The Court of Chancery granted that motion on October 16, 2002.

         The Second Amended Complaint alleges that NCS and Genesis have entered into several agreements which, as structured, are intended to "lockup" a merger with Genesis. Those agreements include: (1) an exclusivity agreement, dated July 1, 2002, which precluded NCS from considering or accepting any other proposals;
(2) a merger agreement, dated as of July 28, 2002, which cannot be terminated and which requires NCS to hold a stockholders' meeting to vote on the merger, even if the NCS board changes its recommendation (as it now has done) (the "Genesis Merger Agreement"); and (3) voting agreements among Genesis, NCS and two of NCS's directors, dated as of July 28, 2002, that give Genesis an irrevocable proxy to vote those directors' shares of NCS common stock in favor of the proposed Genesis merger (the "Voting Agreements"). Because NCS has two classes of common stock -- Class A shares (with one vote per share) and Class B shares (with ten votes per share) -- and because those two directors own most of the NCS Class B shares, the irrevocable proxies give Genesis control over approximately 68 percent of the vote.

         The Second Amended Complaint alleges that: (1) the Voting Agreements violate transfer restrictions contained in NCS's certificate of incorporation (the "NCS Charter") (A19-A40)(1) and as a result, pursuant to the terms of the NCS Charter, all shares of Class B common stock subject to the Voting Agreements have been automatically converted into a like number of shares of Class A common stock (Count I) (A426-A427); (2) the NCS directors, by agreeing to the Genesis Merger Agreement and the Voting Agreements, have disabled themselves from considering or accepting any superior proposal and have thereby abdicated their statutory responsibility to manage the business and affairs of NCS in violation of 8 Del. C. 'SS' 141(a) (Count II) (A427-A428); and (3)


----------
(1) Citations to portions of the record contained in Appellant's Appendix are
cited as "A   ."

the NCS directors violated their fiduciary duties to NCS stockholders by, among other things: (a) entering into the Genesis Merger Agreement without first properly informing themselves of its terms or considering alternatives, even though they had initiated an active bidding contest for NCS; (b) agreeing to draconian and preclusive defensive devices in connection with the Genesis Merger Agreement; (c) willfully and purposely refusing to explore Omnicare's bid; (d) refusing to declare Omnicare's $3.50 per share, fully financed all-cash tender offer a superior proposal and to recommend it to NCS stockholders; and (e) approving the Genesis transaction notwithstanding obvious conflicts of interest (Count III). (A428-A430.) Omnicare further alleges that Genesis has aided and abetted the NCS directors' breach of their fiduciary duties (Count IV) and that the break-up fee provision of the Genesis Merger Agreement is unreasonable (Count V). (A430-A431.)

         On August 23, 2002, defendants moved to dismiss the First Amended Complaint on the grounds that Omnicare was not an NCS stockholder at the times that the exclusivity agreement and the Genesis Merger Agreement were executed and therefore lacked standing. On September 30, 2002, while that motion was pending, Omnicare filed a motion for summary judgment on Count I of the Second Amended Complaint, the claim alleging that the Voting Agreements violated the NCS Charter. Following a hearing on October 24, 2002, the Court of Chancery issued a Memorandum Opinion and Order, dated October 25, 2002, dismissing Counts II through V of the Second Amended Complaint on the grounds that Omnicare lacked standing, but denying the motion to dismiss with respect to Count I (the "Standing Op.") (Exhibit A hereto). On October 29, 2002, the Court of Chancery issued a second Memorandum Opinion and Order holding that the Voting Agreements complied with the NCS Charter and, accordingly, denying summary judgment to Omnicare and granting summary judgment to defendants on Count I of the Second Amended Complaint (the "SJ Op.") (Exhibit B hereto).(2)

         On October 31, 2002, Omnicare filed its Notice of Appeal from the October 25, 2002 and October 29, 2002 Memorandum Opinions and Orders.


----------
(2) Individual stockholders of NCS, suing on behalf of a class of similarly situated persons, brought (and are currently pursuing) an action in the Court of Chancery which had been coordinated with the action brought by Omnicare. The Court of Chancery's October 29, 2002 Memorandum Opinion and Order also granted summary judgment as to Count One of the class plaintiffs' complaint.

                              SUMMARY OF ARGUMENT

         1. The Court of Chancery erred in dismissing Counts II through V of the Second Amended Complaint on the grounds that Omnicare does not have standing to pursue those claims because it first purchased NCS stock the day after public announcement of the Genesis merger. First, Omnicare, as a bidder and current stockholder of NCS, has a personal stake in the outcome of this controversy and thereby satisfies the traditional test for standing as articulated by the United States Supreme Court and this Court. Moreover, this Court should reverse the trial court's conclusion that principles akin to the stringent "contemporaneous ownership" requirement applicable to derivative suits by reason of 8 Del. C. 'SS' 327 are equally applicable to direct, individual claims for breaches of fiduciary and statutory duty. Finally, the NCS board of directors continued to breach its fiduciary duties to NCS stockholders well after July 30, 2002, when Omnicare purchased shares of NCS common stock, and remains disabled from exercising its statutory duties under 8 Del. C. 'SS' 141(a) to this day.

         2. The Court of Chancery erred in holding that the Voting Agreements entered into by defendants Outcalt and Shaw did not violate the terms of Section 7(a) of the NCS Charter, which prohibits the transfer of shares of NCS Class B common stock or any interest therein to anyone other than a Permitted Transferee. The Voting Agreements are unenforceable because they transferred to Genesis possession of the power to vote and the right to direct the vote with respect to those shares, rights explicitly defined in the NCS Charter to constitute beneficial ownership. In addition, the Voting Agreements trigger
Section 7(d) of the NCS Charter in that they transfer to Genesis a substantial interest in the Class B shares of Outcalt and Shaw. The execution of those agreements therefore has resulted in the conversion of Class B shares to which they relate into Class A shares.

                               STATEMENT OF FACTS

A. The Parties

         Plaintiff-below/Appellant Omnicare is a Delaware corporation with its principal place of business in Covington, Kentucky. Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year. Omnicare purchased 1000 shares of NCS Class A common stock on July 30, 2002 and continues to own those shares today. (Standing Op. at 7.)

         Defendant NCS is a Delaware corporation with its principal place of business in Beachwood, Ohio. NCS is an independent provider of pharmacy and related services to long-term care and acute care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS was incorporated in Delaware in 1995 as a wholly-owned subsidiary of a privately-held Ohio corporation, Aberdeen Group, Inc. (SJ Op. at 3.) Aberdeen was founded by Mr. Outcalt, and he and Mr. Shaw controlled the corporation through a dual class capitalization: Class A and Class B shares. Shortly before its initial public offering in February 1996, NCS merged with Aberdeen, with NCS as the surviving corporation. (Id.) The NCS Charter carried forward the two classes of common stock -- Class A (with one vote per share) and Class B (with ten votes per share) -- and included a restriction on the transfer of Class B shares. (A23 et. seq.)

         Defendant Genesis is a Pennsylvania corporation with its principal place of business in Kennett Square, Pennsylvania. Geneva Sub, a wholly owned subsidiary of Genesis, is a Delaware corporation formed by Genesis for the purpose of acquiring NCS. (A168.)

         Defendant Jon H. Outcalt is Chairman of the Board of Directors and a founding principal of NCS and has been a member of the board since 1986. At the time he entered into the Voting Agreement with Genesis, defendant Outcalt owned 202,063 shares of Class A common stock and 3,476,086 shares of Class B common stock of NCS. (A139.)

         Defendant Kevin B. Shaw is a founding principal and has been President and a director of NCS since 1986. He is currently President and Chief Executive Officer of NCS. At the time he entered into the Voting Agreement with Genesis, Shaw owned 28,905 shares of Class A common stock and 1,141,134 shares of Class B common stock of NCS. (A133.)

         Defendants Boake A. Sells and Richard L. Osborne have been members of the NCS board since 1993 and 1986, respectively. (A416.)

B.   NCS Ignores Omnicare's Higher Offer And Agrees To Merge With Genesis

     1.  NCS Ignores Omnicare's Proposals And Deals Exclusively with Genesis

         In July 2001, Omnicare's President and Chief Executive Officer, Joel Gemunder, met Shaw at a meeting of the Long Term Pharmacy Association and discussed with him Omnicare's interest in acquiring NCS. (A145, A417.) Shortly thereafter, on July 20, 2001, Gemunder sent Shaw a written proposal to acquire NCS for $225 million. (Id.) In August 2001, Omnicare raised its bid by 20% and sent NCS a new proposal to acquire NCS for $270 million. (A146.) By early 2002, Omnicare had increased its proposal again to $313,750,000 in cash. Each of those transactions were to be structured as a sale under Section 363 of the United States Bankruptcy Code. (A147.)

         During the last part of 2001 and continuing through the time it entered into the Genesis Merger Agreement, NCS was engaged in an active bidding contest seeking to sell itself. (A418-A419, A429.) But rather than respond to Omnicare's offers, the NCS board, through its financial advisor, engaged in a fundamentally flawed auction process that it prematurely terminated by negotiating exclusively with its preferred bidder, Genesis. As of May 2002, Genesis's proposal involved acquiring NCS by purchasing its debentures from the noteholders at a discount
(A147) and, in late June 2002, Genesis's proposal provided NCS stockholders with Genesis common stock valued at $20 million. (Id.) This proposal placed a total enterprise value on NCS of $308 million, almost $6 million less than the $313.8 million offer that NCS had already received from Omnicare. (A204.)

         In early July 2002, Genesis told NCS that it would continue to negotiate only if NCS entered into an unprecedentedly onerous exclusivity agreement. NCS acceded. That agreement required NCS to deal exclusively with Genesis and not accept superior proposals (solicited or unsolicited) for a period of at least 22 days. (A147.) The exclusivity agreement provided for expiration on July 19, 2002, with an automatic extension through July 26, 2002, if the parties were still negotiating. (Id.) It contained no fiduciary out. On or about July 26, 2002, NCS agreed to extend the exclusivity agreement through July 31, 2002. (A148.)

         Although neither NCS nor any of its advisors or representatives ever informed Omnicare of the pending Genesis transaction, after learning (fortuitously) at the beginning of the week of July 22 that NCS and Genesis may be close to completing a merger agreement, Omnicare decided to make an offer for NCS. (A420.) Accordingly, on July 26, 2002, Omnicare faxed a letter to NCS offering to acquire NCS in a transaction that would assume or pay off all of NCS's existing debt and would pay $3.00 per share in cash to NCS's stockholders. (A205A-206, A420.)

         The NCS board of directors completely ignored Omnicare's substantially higher, all-cash offer and instead rushed to enter into a merger with Genesis structured so that it would be completely "locked-up." (A420-A421.)

     2.  The Genesis Merger

         On Sunday, July 28, 2002, NCS and its board of directors agreed to a merger with Genesis whereby Genesis, through Geneva Sub, would acquire the entire equity interest in NCS. Under the Genesis Merger Agreement, each share of NCS common stock is to be converted into 0.10 shares of Genesis common stock with a value of only approximately $1.60 per NCS share, as against the $3.00 per share being offered by Omnicare at the time the Genesis Merger Agreement was entered into.(3) The Genesis Merger Agreement contains a variety of draconian and preclusive devices and requires NCS to hold a stockholders meeting for purposes of voting on the Genesis merger, even if the NCS directors change their recommendation (which they now have done). The Merger Agreement cannot be terminated prior to such a meeting and was entered into simultaneously with Outcalt's and Shaw's execution of the previously mentioned Voting Agreements designed to lock-up approximately 68% of the vote.

         a.   The Voting Agreements

               i.   The Illegal Agreements

         In Section 2(b) of the Voting Agreements, Outcalt and Shaw irrevocably agreed to vote for approval of the Genesis Merger Agreement and against a wide variety of matters that could possibly "impede, interfere with, delay, postpone or attempt to discourage" its approval:

     Subject to Section 8(b), the Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares then owned of record or beneficially by him at the

----------------

(3) This value was based on the closing price of Genesis common stock the previous Friday, July 26, 2002. As of the date of the trial court's Standing Opinion, the merger consideration was valued at approximately $1.30 per share. (Standing Op. at 21 n.34.)

     Company Stockholders Meeting and at any other annual or special meeting of shareholders of the Company where any such proposal is submitted, and in connection with any written consent of stockholders, (A) in favor of the Proposed Transaction and (B) against (i) approval of any proposal made in opposition to or in competition with the Proposed Transaction and the transactions contemplated by the Merger Agreement, . . . [and a variety of other matters] that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation [of the Genesis merger].

(A130, A135-A136.) Moreover, in Section 6 of the Voting Agreements, Outcalt and Shaw agreed that Genesis would be entitled to injunctive and other equitable relief to specifically enforce the terms of the Voting Agreements, including
Section 2(b). (A131, A137.)

         Finally, in Section 2(c) of the Voting Agreements, Outcalt and Shaw granted Genesis "an irrevocable proxy, coupled with an interest ... to vote all of the Shares beneficially owned by [them] in favor of the [Genesis merger] and in accordance with the provisions of Section 2(b) and this Section 2(c)." (A130, A136.) The net result of those provisions was to transfer virtually all of Outcalt's and Shaw's interests in their Class B shares to Genesis save physical possession of the stock certificates because the Voting Agreements locked up the vote for the Genesis Merger Agreement, and 'SS' 5.3 of that agreement prohibits NCS from taking any other actions that would require a stockholder vote or result in any further distribution on Outcalt's or Shaw's shares.

               ii. The NCS Charter's Restrictions
                   On Transfer Of Class B Shares

         In order to prevent the above-described result, Section 7(a) of the NCS Charter contains a broad prohibition against the transfer of shares of Class B common stock or any interest in such shares:

     Subject to the provisions of Section 7(i) of this Article IV, no person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee."

(A28.) (emphasis added). It is undisputed that Genesis is not a Permitted Transferee.(4)

         Significantly, Section 7(g) of the NCS Charter confirms that the irrevocable and unconditional transfer of voting power by Outcalt and Shaw is a type of "interest" intended to be covered by the transfer restrictions in
Section 7 of the NCS Charter. It defines "beneficial ownership" of Class B common stock for all purposes in Section 7 as "possession of the power to vote or direct the vote ... of shares of Class B common stock." (A32.)

         Section 7(d) of the NCS Charter provides that any attempt to improperly transfer Class B shares in violation of Section 7(a) results in their automatic conversion into Class A shares:

     Any purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer.

(A31.)

         While Section 7(c)(5) provides a limited exception from the broad transfer restrictions of Sections 7(a) and (d) to allow Class B stockholders to grant proxies, it permits them to do so only if the proxy is given "in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder." (A31.) For the reasons discussed in Section II.C. of the Argument, infra, the irrevocable proxy given to Genesis in Section 2(c) of the Voting Agreements does not come within that limited exception.

               b. The No Termination And Stockholder Meeting
                  Provisions

         The No Termination Provision in the Genesis Merger Agreement (Section 7.1) (A99-A101) prohibits the NCS board of directors from terminating

------------
(4) The definition of "Permitted Transferee" limits transfers to family and lineal descendants, trustees of trusts solely for the benefit of such "Family Members" or corporations or partnerships controlled by the holder or such holder's Permitted Transferees. (A28-A31.)

the agreement prior to the stockholder vote to approve it. The merger agreement also contains a provision requiring NCS to hold a stockholders' meeting to vote on the Genesis merger, even if the NCS directors withdraw their recommendation (as they now have done). (A89.) NCS itself offers the best description of how it has tied its own hands in this regard in its Schedule 14D-9: "the terms of the Genesis Merger Agreement do not permit NCS to terminate the agreement to accept a competing proposal" and "the terms of the [Voting Agreements] do not provide Messrs. Outcalt and Shaw with termination rights under the circumstances." (A151.)

         c. The No-Shop Provision

         The NCS board of directors also surrendered any ability to fulfill its statutory and fiduciary duties to NCS and its stockholders by prohibiting itself from considering alternative superior offers (the "No-Shop Provision"). Pursuant to the No-Shop Provision of the Genesis Merger Agreement, the NCS board may not, among other things, "solicit" or "encourage (including by furnishing information)" or otherwise "knowingly facilitate or induce" any proposal to acquire NCS other than the Genesis merger or "participate in any discussions or negotiations regarding, or furnish ... any nonpublic information with respect to, or take any other action to knowingly facilitate" other acquisition proposals. (A93.) NCS also may not "approve, endorse or ... recommend" another proposal or enter into a letter of intent or agreement with respect to any such other proposal. (Id.)

         Although the Genesis Merger Agreement purports to permit the NCS directors to furnish non-public information to, or enter into discussions with, "any Person in connection with an unsolicited bona fide written Acquisition Proposal by such person" that the board deems likely to constitute a "Superior Proposal," that provision is completely illusory. (A94.) Even if the NCS board "changes, withdraws or modifies" its recommendation, as it has done, it must still submit the merger to a stockholder vote and solicit proxies from the stockholders in favor of the merger and "take all other action necessary or advisable to secure the vote or consent" of the NCS stockholders. (A89.) Section 5.1(c)(ii) purports to provide the NCS board with a "fiduciary out" to its obligation to include a recommendation in favor of the Genesis Merger Agreement in the proxy statement, but as noted below (and recognized by the NCS board), that "out" is illusory because the outcome of the vote has already been preordained by virtue of the Voting Agreements and the terms of the Genesis Merger Agreement itself. Thus, the votes of the public stockholders are ultimately of no consequence. There really is no "fiduciary out" at all; as a practical matter, there are no circumstances under which a "superior" deal can succeed.

         d. The Break-Up Fee

         Finally, the Genesis Merger Agreement requires NCS to pay a $6 million Break-up Fee if it terminates the Genesis Merger Agreement and enters into an alternative acquisition agreement or the board recommends that NCS do so within 12 months of the termination of the Genesis Merger Agreement. (A101.) Six million dollars amounts to 15% of the equity value of the Genesis merger.

C. Omnicare Brings This Action And Launches A Tender Offer, Which The NCS Directors Continue To Thwart

         On July 30, 2002, following the public announcement of the execution of the Genesis Merger Agreement, Omnicare purchased 1000 shares of NCS Class A common stock. (Standing Op. at 7.) On August 1, 2002, Omnicare commenced this litigation in the Delaware Court of Chancery, and, on August 8, 2002, commenced a tender offer for all outstanding shares of NCS Class A and Class B common stock at a price of $3.50 per share in cash. (Id.)

         On August 20, 2002, NCS filed its Schedule 14D-9 in response to Omnicare's tender offer, in which it set forth various purported reasons for recommending that NCS stockholders reject Omnicare's offer. Specifically, the NCS board claimed that Omnicare's offer is "highly conditional" and "illusory" and that many of its conditions are not capable of being satisfied. (A151.) The conditions not capable of being satisfied were, of course, the removal of the very illegal provisions -- e. g., the Voting Agreements and No Termination Provision -- to which NCS previously agreed in order to lock-up the Genesis merger.

         On October 22, 2002, the NCS board announced that it had withdrawn its recommendation for and, instead, unanimously recommended that NCS stockholders vote against the Genesis merger. (SJ Op. at 3) ("the Board has recently withdrawn its recommendation in favor of the [Genesis] Merger".) Moreover, on October 25, 2002, Candlewood Partners, Inc., NCS's financial advisor, sent a letter to the NCS board withdrawing its consent to include the fairness opinion it had provided to the NCS board and a special committee thereof on July 28, 2002 as an annex to the proxy statement and prospectus to be sent to stockholders in connection with the Genesis merger. Notwithstanding those actions, the Genesis merger will be consummated absent judicial intervention.

                                    ARGUMENT

I. THE TRIAL COURT ERRED IN CONCLUDING THAT OMNICARE DOES NOT HAVE STANDING TO LITIGATE THE CLAIMS IN ITS AMENDED COMPLAINT

     A. The Applicable Standard Of Review

         In its opinion of October 25, 2002, the trial court dismissed certain of Omnicare's claims because it found Omnicare lacked standing to pursue those claims. The standard of review with regard to issues of "standing implicates rulings of law that [this Court] review[s] de novo." Rosenbloom v. Esso V.I., Inc., 766 A.2d 451, 458 (Del. 2000); Oceanport Indus., Inc. v. Wilmington Stevedores, Inc., 636 A.2d 892, 899 (Del. 1994) ("Whether the [trial court] correctly interpreted the applicable standing provisions is a question of law, which this Court reviews de novo."); see also McMullin v. Beran, 765 A.2d 910, 916 (Del. 2000) (dismissal under Rule 12(b)(6) reviewed de novo).

     B. Omnicare Has Standing To Litigate Non-Derivative Claims That The NCS Board Breached Duties To Omnicare As A Stockholder-Bidder

         In its opinion, the Court of Chancery dismissed Omnicare's claims for breach of fiduciary duty because it was "unwilling to extend the current state of fiduciary duty standing rules to allow bidders who were not stockholders at the relevant time to assert claims on behalf of others who were." (Standing Op. at 2.) The "relevant time," in the trial court's view, was July 28, 2002, the date the Genesis merger was approved. In reaching its conclusion, the trial court misconstrued the nature of Omnicare's claims, failed to recognize those claims were asserted on behalf of Omnicare, and impermissibly engrafted onto the traditional law of standing a requirement that a stockholder asserting individual claims for breach of fiduciary duty must satisfy principles akin to the contemporaneous ownership requirement set forth in 8 Del. C. 'SS' 327, a statute specifically applicable only to derivative suits.

         The trial court also erred by ignoring that Omnicare's fiduciary duty claims challenge conduct of the NCS board both before and after Omnicare became a stockholder. The board's actions before Omnicare became a stockholder, in particular its approval of preclusive lock-up provisions in connection with the Genesis merger, constituted egregious breaches of fiduciary duty that to this day continue to have a disabling effect on the NCS board, resulting in significant harm to NCS's current stockholders, including Omnicare. (A412.) In addition, the Second Amended Complaint alleges that the board continued to breach its fiduciary duties after Omnicare became a stockholder by, among other things, refusing to negotiate with Omnicare in connection with Omnicare's superior tender offer and recommending against that tender offer and in favor of the inferior Genesis merger. (A423-A425.) The trial court acknowledged none of this. Moreover, the trial court completely overlooked Omnicare's claim that the NCS board has engaged in wholesale abdication of its obligation to manage the business and affairs of NCS in violation of 8 Del. C. 'SS' 141(a), statutory violations that continue to this day.

         For the reasons that follow, the trial court's dismissal of Omnicare's fiduciary duty and statutory claims should be reversed and Omnicare should be permitted to litigate those claims to prevent the peculiar injury it suffers as a stockholder-bidder as a result of the NCS board's continuing efforts to thwart Omnicare's admittedly superior bid.


     1.  Omnicare Has A Sufficient Stake In The
         Controversy To Satisfy Traditional
         Principles Of Standing

         In Sierra Club v. Morton, the United States Supreme Court stated:

     Whether a party has a sufficient stake in an otherwise justiciable controversy to obtain judicial resolution of that controversy is what has traditionally been referred to as the question of standing to sue. Where the party does not rely on any specific statute authorizing invocation of the judicial process, the question of standing depends upon whether the party has alleged such a "personal stake in the outcome of the controversy," as to ensure that "the dispute sought to be adjudicated will be presented in an adversary context and in a form historically viewed as capable of judicial resolution."

405 U.S. 727, 731-32 (1972) (citations omitted.) Similarly, this Court has held that:

     In order to achieve standing, the plaintiff's interest in the controversy must be distinguishable from the interest shared by other members of a class or the public in general. Unlike the federal courts, where standing may be subject to stated constitutional limits, state courts apply the concept of standing as a matter of self-restraint to avoid the rendering of advisory opinions at the behest of parties who are "mere intermeddlers."

Stuart Kingston, Inc. v. Robinson, 596 A.2d 1378, 1382 (Del. 1991) (citations omitted); see also Committee of Merchs. and Citizens Against Proposed Annexation, Inc. v. Longo, 669 A.2d 41, 44 (Del. 1995) ("This Court has held that to establish standing, a plaintiff must demonstrate an interest distinguishable from the public.") (citing Stuart Kingston). When considering the issue of standing, a court considers whether the plaintiff should be entitled to pursue the suit, rather than the merits of the particular controversy. See Stuart Kingston, 596 A.2d at 1382.

         Here, Omnicare is far from a "mere intermeddler" and certainly has a personal stake in the outcome of the present controversy. See In re Gaylord Container Corp. S'holders Litig., 747 A.2d 71, 80, 81 n.14 (Del. Ch. 1999) (noting that "settled case law indicates that a potential acquiror may bring an individual action to challenge defensive actions impeding its bid" and that "[t]here are very sound practical, value-enhancing reasons for case law according bidders standing ... [and] for recognizing that defensive measures primarily affect stockholders as prospective sellers and bidders (regardless of stockholder status) as prospective buyers, and enabling each to bring individual claims" challenging such defensive measures).

         It is undisputed that Omnicare purchased its NCS shares on July 30, 2002, was a stockholder of NCS at the time it filed this action, and remains so today. It is also not disputed that Omnicare has commenced a tender offer offering far superior consideration to the NCS stockholders, and that Omnicare is highly motivated to prosecute its claims in order to ensure that the NCS directors fail in their efforts to thwart its bid. As the trial court found:

     Omnicare is also a bidder, with an existing cash tender offer priced much higher than the [Genesis] Merger, factors that merit special consideration. Omnicare has powerful resources, is highly motivated, and fully prepared to litigate [its claims]. If it is successful, there is a substantial likelihood that the NCS stockholders will be able to achieve a superior transaction in the sale of their corporation.

(Standing Op. at 20-21) (footnotes omitted). Exactly. The Court of Chancery has frequently found that stockholder-bidders such as Omnicare have sufficient standing to pursue individual (nonderivative) claims alleging that corporate directors have breached their fiduciary duties by enacting preclusive defensive mechanisms and otherwise acting to thwart a superior bid. See, e.g., Tate & Lyle PLC v. Staley Cont'l, Inc., 1988 WL 46064, at *8 (Del. Ch.) (holding that stockholder-bidder who challenged defensive measures in furtherance of its tender offer had standing to assert individual claims).(5) Accordingly, Omnicare's claims more than satisfy traditional principles of standing.


     2.   The Trial Court Impermissibly Engrafted
          The Standing Requirements Of 8 Del. C.
          'SS' 327 Onto Omnicare's Individual Claims
          For Breach Of Fiduciary Duty

         Apparently not disputing that Omnicare would have standing, as traditionally defined, to pursue its individual claims for breach of fiduciary duty, the trial court found that those claims were subject to an additional standing requirement akin to that set forth in 8 Del. C. 'SS' 327. Section 327, which applies to stockholder derivative claims, requires in that context that the derivative plaintiff -- who is purporting to bring claims on behalf of the corporation -- must have been "a stockholder of the corporation at the time of the transaction of which such stockholder complains." 8 Del. C. 'SS' 327. The trial court hypothesized that Section 327 is simply a codification of "general equitable principles" and found that the special standing requirements of that statute are equally applicable to individual claims for breach of fiduciary duty. (Standing Op. at 11-12) (citations omitted). Accordingly, because Omnicare first purchased NCS stock the day after the Genesis merger was announced, the trial court held that Omnicare is precluded from pursuing nonderivative claims with respect to lock-up provisions designed to preclude Omnicare's subsequently

--------------

(5) See also MacAndrews & Forbes Holdings, Inc. v. Revlon, Inc., 1985 WL 21129, at *3-5 (Del. Ch.) (holding that stockholder-bidder stated individual claim because its challenge to rights plan was intended to assist its tender offer and it claimed "particular" injury); GM Sub Corp. v. Liggett Group, 1980 WL 6430, at *2 (Del. Ch.) (claims alleged individual injury where they were "brought by a shareholder making a tender offer in an effort to provide assurance that nothing will happen to cause it to deprive its fellow shareholders of an opportunity to sell their shares at a profit"); see also Rodman Ward, Jr., Edward P. Welch & Andrew Turezyn, Folk On The Delaware General Corporate Law (4th ed. 2002)
'SS' 327.2.1.3 ("[c]laims challenging corporate efforts to thwart a change of control may be brought individually if the plaintiff has indicated a desire to use its holdings to gain control of the corporation"); J. Travis Laster, The Line Item Veto and Unocal: Can a Bidder qua Bidder Pursue Unocal Claims Against a Target Corporation's Board of Directors, 53 Bus. LAW. 767 (1998) (endorsing policy-based approach to bidder standing). Copies of unreported decisions cited herein are contained in a compendium filed contemporaneously herewith.

initiated, superior tender offer, as well as the NCS board of directors' ongoing efforts to thwart that offer. (Id at 12-13.)

         The trial court relied on Brown v. Automated Marketing Systems, Inc., 1982 WL 8782 (Del. Ch.), for the proposition that the contemporaneous ownership requirement of Section 327 is derived from "general equitable principles." (Standing. Op. at 11-12.) A careful reading of Brown, however, shows that the Court of Chancery assumed that the claims there at issue were derivative in nature and therefore governed by Section 327. See Brown, 1982 WL 8782, at *1-2. Moreover, Brown does not suggest that Section 327 is a codification of general equitable principles applicable to individual stockholder claims for breach of fiduciary duty. Rather, the court merely noted that Section 327 is an extension of general principles "with regard to standing of a shareholder to pursue corporate wrongs" -- i.e. derivative claims. Id. at *2 (quoting Home Fire Ins. Co. v. Barber, 93 N.W. 1024 (Neb. 1903), which addressed the circumstances in which a stockholder would have standing to "sue to compel righting of wrongs to the corporation.") (emphasis added). Nor do the other cases cited by the trial court evidence, as the trial court suggested, that the contemporaneous ownership requirement of Section 327 has been "vigorously enforced" in the context of individual stockholder claims.(6)

         The trial court's holding that the standing requirements of Section 327 are applicable to individual stockholder claims for breach of fiduciary duty is also contrary to binding precedent of this Court. "As this Court has previously noted, `procedural requirements of standing developed to control derivative actions have no relevance to individual shareholder suits claiming a private wrong.'" Alabama By-Products Corp. v. Cede & Co., 657 A.2d 254, 266 (Del. 1995) (quoting Cede & Co. v. Technicolor, 542 A.2d 1182, 1188 (Del. 1988)) (emphasis added). In Alabama By-Products, this Court addressed "whether a member of an appraisal class loses standing to participate in the appraisal action if he later inadvertently surrenders his shares and accepts the

-----------
(6) See, e.g., Bangor Punta Operations, Inc. v. Bangor & Aroostook R.R. Co., 417 U.S. 703 (1974) (involving claim brought by corporation itself and holding, by analogy to derivative standing principles, that the corporation was barred from prosecuting claims of prior mismanagement because ownership of the corporation had changed since the time of the actions and harms allegedly caused by mismanagement; the Supreme Court was careful to note that the then-current majority stockholder did "not assert that it has sustained any injury at all); see also IM2 Merch. & Mfg., Inc. v. Tirex Corp., 2000 WL 1664168, at *6 (Del. Ch.) (involving derivative claims).

merger consideration." Id. at 264. The Court explained that "a plaintiff's derivative claim is regarded as a property right belonging to the corporation instead of the shareholder," and that "a shareholder does not possess an independent individual right to continue a derivative action." Id. at 265 (citing Aronson v. Lewis, 473 A.2d 805, 813 (Del. 1984)). Thus, the difference between a derivative action and an appraisal proceeding "is that an appraisal petitioner sues in his own right instead of on behalf of the corporation. In an appraisal proceeding, the cause of action, as well as any recovery, belongs to the dissenting shareholders, not the corporation." Alabama By-Products, 657 A.2d at 266 (citations omitted). Recognizing those differences between actions that are derivative in nature and those that are individual in nature, this Court found that "[a] close analysis of the nature of the derivative action as it developed in equity. . . persuades us that its strict standing requirements are inapplicable" to inherently individual appraisal actions. Id. at 264; see also Saito v. McKesson HBOC Inc., 806 A.2d 113, 117 (Del. 2002) (holding that contemporaneous ownership principles of Section 327 do not extend to an individual books and records action under 8 Del. C. 'SS' 327 and that "[a]lthough . . . there may be some interplay between ['SS' 220 and 'SS' 327], we do not read 'SS' 327 as defining the temporal scope of a stockholder's inspection rights under 'SS' 220 . . . . Even where a stockholder's only purpose is to gather information for a derivative suit, the date of his or her stock purchase should not be used as an automatic `cut-off' date in a 'SS' 220 action.").

         In the present case, this Court should, likewise, decline to extend the "contemporaneous ownership" doctrine of Section 327 to individual actions for breach of fiduciary duty of the type Omnicare has asserted. The policy considerations that animate Section 327 -- namely, to prevent derivative strike suits -- are simply not present in the context of individual claims for breach of fiduciary duty alleging special injury to stockholders. See, e.g., Alabama By-Products, 657 A.2d at 264 n.12 ("[t]he long-recognized policy behind
Section 327 is to prevent strike suits whereby an individual purchases stock in a corporation with purely litigious motives, i. e., for the sole purpose of prosecuting a derivative action to attack transactions that occurred prior to the purchase of stock.") (emphasis added).

         There is good reason that this Court has never engrafted the unique and stringent standing requirements applicable to stockholder derivative suits onto individual claims for breach of fiduciary duty and other individual stockholder claims. Derivative claims seek to rectify harm to the corporation. It stands to reason that a stockholder who owned no stock at the time of a wrong to the corporation suffered no injury, even indirectly, and therefore has no legally cognizable interest in pursuing claims on behalf of the corporation. An individual claim, on the other hand, presupposes "special harm" to the stockholder. By its nature, an individual claim for breach of fiduciary duty is one involving "`either an injury which is separate and distinct from that suffered by other shareholders' ... or a wrong involving a contractual right of a shareholder, such as a right to vote, or to assert majority control, which exists independently of any right of the corporation." Moran v. Household Int'l, Inc., 490 A.2d 1059, 1070 (Del. 1985) (quoting 12b WILLIAM M. FLETCHER ET AL., FLETCHER CYCLOPEDIA OF THE LAW OF PRIVATE CORPS. 'SS' 5921 (perm. ed., rev. vol.
1984)) (emphasis added). Accordingly, stockholder claims alleging individual, rather than derivative, injury should not be subjected to the rote application of the stringent standing requirements applicable in the derivative context.

         Omnicare has asserted individual claims alleging that the NCS directors breached their fiduciary duties by conduct occurring both before and after Omnicare became a stockholder. Among other things, the NCS directors entered into, and still refuse to retract, preclusive lock-ups that continue to prevent the NCS stockholders from accepting Omnicare's superior offer. They also have taken a variety of other actions after Omnicare became a stockholder designed to thwart Omnicare's bid. Given the nature of those claims and the special harm the NCS board's actions have inflicted upon Omnicare, the trial court erred by applying the stringent standing requirements of Section 327 and denying standing based on the mere fact that Omnicare did not own stock at the time the NCS board approved the Genesis Merger Agreement and Voting Agreements. Omnicare was an NCS stockholder when it filed suit, remains an NCS stockholder today, and, as a stockholder-bidder seeking to acquire NCS, has suffered an individual injury separate and distinct from that of NCS and all its other stockholders.

     3.  The Trial Court Erred In Determining That Omnicare
         Was Not Owed A Fiduciary Duty And That No Breaches
         Of Duty Occurred After Omnicare Acquired Stock

         Even apart from the foregoing arguments, the trial court's opinion downplays significantly Omnicare's allegations that much of the NCS board's wrongful conduct, as well as its complete abdication of its statutory duties under 8 Del. C. 'SS' 141(a), occurred after Omnicare acquired its stock. Those claims appear to have been swept up in the trial court's broad and unprecedented holding that "Omnicare is precluded from asserting any fiduciary duty claims arising out of actions taken by the NCS Board before Omnicare's purchase of shares on July 29, 2002." (Standing Op. at 13) (emphasis added).

The implicit conclusion appears to be that a stockholder cannot challenge discrete breaches of fiduciary duty -- or the abdication of statutory duties -- if those claims "aris[e] out of" events that occurred before the stockholder acquired its shares.

         Despite the fact that the Genesis merger offers less than half the value per share to NCS stockholders (Standing Op. at 21 n.34), the NCS board continued long after Omnicare became a stockholder to recommend the Genesis merger and to denigrate Omnicare's offer as "highly conditional" and "illusory," primarily referencing the insurmountable obstacles to its completion arising from the lock-ups that the NCS board itself had improvidently approved. (A151.) The Second Amended Complaint specifically alleges that the NCS directors breached their fiduciary duties by, among other things:

     o willfully and purposely refusing to explore Omnicare's bid, even when Omnicare specifically invited NCS's representatives to engage in discussions with respect to that bid (A429); and

     o refusing to declare Omnicare's $3.50 per share, fully financed all-cash tender offer a superior proposal and to recommend it to NCS's stockholders. (A429.)

In addition, the NCS board has recently withdrawn its recommendation in favor of the Genesis merger (SJ Op. at 3), but continues to invoke the Genesis Merger Agreement and the Voting Agreements -- themselves the result of egregious breaches of fiduciary duty -- to thwart Omnicare's bid and cram down on the NCS stockholders the admittedly inferior Genesis merger.

         Those breaches necessarily occurred after Omnicare became a stockholder. Indeed, Omnicare's tender offer was not commenced until days after it became a stockholder. Of equal importance, the Second Amended Complaint also alleges that the NCS directors have abdicated their statutory responsibilities to manage the business and affairs of NCS in violation of 8 Del. C. 'SS' 141(a) due to the preclusive lock-up provisions in the Genesis Merger Agreement and the Voting Agreements. (A412-A414, A422-A423, A427-A428.) The NCS directors have thus been in violation of their statutory obligations under Section 141 (a) each and every day since approval of the Genesis merger.(7)

-------------------
(7) In a brief filed in opposition to the class action plaintiffs' motion for a preliminary injunction in the trial court, NCS actually acknowledges that a claim under 8 Del. C. 'SS' 141(a) may lie separate and apart from any alleged breach of fiduciary duty. (NCS Defs.' Br. in Opp. to Pls.' Mot. for a Prelim. Inj., dated

         This Court has held that corporate directors have an "unremitting" fiduciary duty to the corporation and its stockholders in carrying out the statutory mandate of Section 141(a). See, e.g., Malone v. Brincat, 722 A.2d 5, 10 (Del. 1998); Quickturn Design Sys., Inc. v. Shapiro, 721 A.2d 1281, 1292 (Del. 1998). For that reason, the Court has concluded that where a board of directors enters into a contract restricting or precluding corporate directors from exercising their fiduciary and statutory duties in responding to future acquisition proposals, such a provision not only constitutes a breach of duty at the time it is approved but causes the directors to violate their unremitting duties at the future times they are required to respond to such acquisition proposals. See Quickturn, 721 A.2d at 1292. This principle is dispositive with respect to Omnicare's standing to assert both its fiduciary duty and Section 141(a) claims here.

         In Quickturn, this Court addressed the validity of a delayed redemption provision in a poison pill rights plan, which provided that no newly elected board could redeem rights for six months after taking office if the purpose or effect of the redemption would be to facilitate a transaction with a person who proposed, nominated, or financially supported the election of the new directors. The Court held:

     In discharging the statutory mandate of Section 141(a), the directors have a fiduciary duty to the corporation and its shareholders. This unremitting obligation extends equally to board conduct in the contest for corporate control. The Delayed Redemption Provision prevents a newly elected board of directors from completely discharging its fiduciary duties to protect fully the interests of Quickturn and its stockholders ....

     ... This Court has held "[t]o the extent that a contract, or a provision thereof, purports to require a board to act or not act in such a fashion as to limit the exercise of fiduciary duties, it is invalid and unenforceable." The Delayed Redemption Provision "tends to limit in a substantial way the freedom of [newly elected] directors' decisions on matters of management policy." Therefore, "it violates the duty of each [newly elected] director to exercise his own best judgment on matters coming before the board."

Id. (citing, among others, Paramount Comm., Inc. v. QVC Networks, Inc., 637 A.2d 34, 51 (Del. 1994) and Abercrombie v. Davies, 123 A.2d 893, 899 (Del. Ch.

--------------------------------------------------------------------------------
Nov. 10, 2002, at 68.)

1956), rev'd on other grounds, 130 A.2d 338 (Del. 1957)) (footnotes omitted; bracketed material and italics in original; bold emphasis added).(8)
Critically, the Court of Chancery did not stop at finding that the original adoption of the delayed redemption feature by the existing directors amounted to a breach of duty; rather, it specifically held that such a feature would cause directors elected in the future to breach their duties at future times.

         Thus, the trial court erred by implicitly finding that the NCS board breached its statutory and fiduciary duties only at the time it entered into the preclusive lock-up provisions and not thereafter. After Omnicare became a stockholder, the NCS directors continued to owe "unremitting" statutory and fiduciary duties and those duties extended equally to their actions -- or inaction -- in response to Omnicare's tender offer. The NCS directors continued to breach those duties long after Omnicare became a stockholder, first by steadfastly refusing to recommend Omnicare's offer and then by continuing to thwart that offer. They cannot justify those breaches merely by invoking (and refusing to disclaim) an invalid and unenforceable contract pursuant to which they purport to have abdicated for all time their unremitting fiduciary obligations to consider other acquisition proposals (including Omnicare's).

         Here, Genesis, at whose instance the NCS directors approved the preclusive lock-up mechanisms, has no vested rights and the Genesis Merger Agreement and Voting Agreements are unenforceable "to the extent [they] purport[] to require [the] board to act or not act in such a fashion as to limit the exercise of [its] fiduciary duties." QVC, 637 A.2d at 51 (emphasis added). If Genesis has no vested rights, it follows that the NCS directors are free to withdraw from the Genesis Merger Agreement and to pursue the superior Omnicare bid. Their failure to do so and their other actions in opposition to the Omnicare tender offer constitute discrete breaches of duty, all of which occurred and caused special injury to Omnicare after Omnicare became a stockholder.

         Even in the derivative suit context, where the more stringent standing principles of Section 327 are applicable, this Court has recognized that the contemporaneous ownership requirement will not bar a derivative claim that


-------------------

(8) See also ACE Ltd. v. Capital Re Corp, 747 A.2d 95, 105-106 (Del. Ch. 1999) (noting that provision in merger agreement that purported to prevent board from even discussing another offer without first obtaining a written opinion of counsel that its duties require it to do so "is much more pernicious in that it involves an abdication by the board of its duty to determine what its own fiduciary obligations require at precisely that time in the life of the company when the board's own judgment is most important").

"involve[s] a continuing wrong that both predates and postdates the stockholder's purchase date." Saito, 806 A.2d at 117. Thus, even if this Court were to accept the trial court's conclusion that the contemporaneous ownership requirements of Section 327 are applicable here by analogy, the Court should invoke the entire analogy and Omnicare should not be barred from seeking redress for wrongs that occurred after it became a stockholder merely because they "arose out" of actions that occurred prior to that time. See id. (recognizing that "post-purchase date wrongs may have their foundation in events that transpired earlier"). Omnicare has alleged that the NCS directors have continued to breach their fiduciary duties by their ongoing efforts to thwart Omnicare's tender offer. Moreover, the preclusive lock-ups approved by the NCS directors continue to deprive Omnicare and the other NCS stockholders of their ability to vote down the Genesis merger and accept the admittedly superior Omnicare bid.(9) See Lavine v. Gulf Coast Leaseholds, Inc., 122 A.2d 550 (Del. Ch.
1956) (holding, on the basis of the continuing wrong doctrine, that plaintiff, who acquired shares after corporation and certain of its stockholders agreed to terms of a stock exchange, had standing to pursue derivative claims because the stock exchange could not be consummated without stockholder approval, which had not yet been obtained).

         For the foregoing reasons, the Court of Chancery erred by dismissing Omnicare's individual breach of fiduciary duty and Section 141(a) claims merely because they "aris[e] out of actions by the NCS directors before Omnicare became a stockholder.

-------------------

(9) Given the obvious preclusive effect the lock-ups have with respect to the ability of NCS stockholders to decline to accept the Genesis merger by voting against it, Omnicare's breach of fiduciary and statutory duty claims would seem to implicate the stockholder franchise no less than its claims that the Voting Agreements violated transfer restrictions contained in the NCS Charter. The trial court's conclusion that Omnicare does not have standing to pursue the breach of fiduciary duty claims challenging the preclusive lock-up devices is difficult to square with its finding that Omnicare does have standing to pursue the transfer restriction claims due to their impact on Omnicare's voting rights. (Standing Op. at 18-21.)

II. THE VOTING AGREEMENTS VIOLATE THE NCS CHARTER

     A.  The Applicable Standard of Review

         The "construction or interpretation of a corporate certificate or by-law is a question of law subject to de novo review by this Court." Centaur Partners, IV v. Nat'l Intergroup, Inc., 582 A.2d 923, 926 (Del. 1990); Waggoner
v. Laster, 581 A.2d 1127, 1132 (Del. 1990) (citations omitted). Similarly, grants of summary judgment are also reviewed de novo. See Schuster v. Derocili, 775 A.2d 1029, 1032 (Del. 2001) ("This Court `reviews the grant of summary judgment de novo both as to the facts and law'" to determine whether there are no material issues of fact in dispute) (citations omitted).

     B. The Voting Agreements Are Unenforceable And The Class B Shares To Which They Relate Have Been Automatically Converted Into Class A Shares

         In its summary judgment opinion, the Court of Chancery recognized that the NCS Charter contains two separate provisions relating to the limitations on the transfer of Class B shares of NCS Stock. The first, and most sweeping, is
Section 7(a), which provides:

     [N]o person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee" of such person.

(A28.) (emphasis added). The second is Section 7(d) of the NCS Charter, which states:

     Any purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer.

(A31.)

         The same section of the NCS Charter also contains a provision expressly declaring that one who holds the power to vote or to direct the vote of Class B shares possesses beneficial ownership of such shares. Thus, Section 7(g) of the NCS Charter states:

     For purposes of this Section 7, "beneficial ownership" shall mean possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the shares of Class B Common Stock in question, and a "beneficial owner" of a share of Class B Common Stock shall be the person having beneficial ownership thereof.

(A32.)

         The application of those provisions to the Voting Agreements at issue here is quite simple. First, the Voting Agreements clearly transferred to Genesis the power to vote and to direct the vote of the Class B shares owned by Outcalt and Shaw. By the explicit provisions of the NCS Charter itself, such power vested "beneficial ownership" of the shares in Genesis. Because the transfer of beneficial ownership of the Class B shares is necessarily the transfer of "any interest" in those shares, the agreements to vote and irrevocable proxies contained in the Voting Agreements are invalid and unenforceable under Section 7(a) of the NCS Charter.

         Second, the Court of Chancery concluded that Section 7(d) of the NCS Charter is triggered where "the interest transferred ... represent[s] a substantial part of the total ownership interests associated with the shares in question." (SJ Op. at 11). Here again, the Voting Agreements clearly transferred to Genesis an interest constituting beneficial ownership of the Class B shares, as that term is defined in the NCS Charter itself. Indeed, by any reasonable measure, the Voting Agreements transferred a substantial interest to Genesis. As a result, those Agreements are not only invalid by reason of the prohibition contained in Section 7(a), but effected an automatic conversion of the ten-vote Class B shares to which they related to one-vote Class A shares.

     1. The Voting Agreements Violate Section 7(a) of The NCS Charter And Are Unenforceable

         The Voting Agreements at issue here effected the transfer to Genesis of an interest in the Class B shares of Outcalt and Shaw. Sections 2(b) and 2(c) of the Voting Agreements provide, in relevant part, as follows:

     AGREEMENT TO VOTE. ...[T]he Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares then owned of record or beneficially by him at the Company Stockholders Meeting and at any other annual or special meeting of shareholders of the Company where any such proposal is submitted, and in connection with any written consent of stockholders, (A) in favor of the [Merger] and

     (B) against (i) approval of any proposal made in opposition to or in competition with the [Merger] and the transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or re-capitalization of the Company or any of its subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (iii) any liquidation or winding up of the Company, (iv) any extraordinary dividend by the company, (v) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement ....

     GRANTING OF PROXY. ...[In] furtherance of the terms and provisions of this Agreement, the Stockholder hereby grants an irrevocable proxy, coupled with an interest, to each of the President and the Secretary of Parent and any other Parent-authorized representative or agent to vote all of the Shares beneficially owned by the Stockholder in favor of the Proposed Transaction and in accordance with the provisions of Section 2(b) and this
     Section 2(c).

(A113, A122.)

         As a result, the Voting Agreements irrevocably transferred to Genesis the power to vote, and going forward, to direct the voting of the referenced Class B shares with respect to a host of issues, not least of which is a merger agreement that, absent judicial intervention or a unilateral decision by Genesis to abandon the merger, will result in the cancellation of those shares upon its consummation.

         Even ignoring the definition of "beneficial ownership" contained in
Section 7(g) of the NCS Charter, the conclusion that this action violated the prohibition upon the transfer of "any interest" in the Class B shares is virtually unassailable. But given the fact that Section 7(g) expressly declares that the transfer of voting rights amounts to beneficial ownership, no contrary argument can be credibly advanced. The Court of Chancery nevertheless avoided this conclusion by failing to acknowledge the broad and independent prohibition upon the transfer of "any interest" in the Class B shares contained in Section 7(a) and by effectively reading out of the NCS Charter the definition of "beneficial ownership" contained in Section 7(g).

         The court expressly recognized that the prohibition contained in
Section 7(a) applied to the transfer of "any interest," while the conversion provision of Section 7(d) referred instead to the "purported transfer of the shares" themselves. (SJ Op. at 10.) Yet, it never dealt with the application of the broader prohibition of Section 7(a), opting instead to construe the NCS Charter as if it contained only the more limited language of Section 7(d) relating to conversion. The Court of Chancery thus failed to recognize that a transfer of an interest in the shares might be deemed void under Section 7(a) without resulting in automatic conversion of the shares pursuant to Section 7(d). Indeed, that was precisely the conclusion reached in Garrett v. Brown, 1986 WL 6708 (Del. Ch.), aff'd, 511 A.2d 1044 (Del. 1986),(10) on which the
Court of Chancery relies so heavily.

         With respect to the NCS Charter's definition of "beneficial ownership," the trial court simply deemed it "irrelevant":

     The only place the phrase `beneficial ownership' appear[s] is Section 7(e), a provision that simply gives the `beneficial owner' of Class B shares the right to have those shares registered in his name.

                                     * * *

     Given the limited scope of the definition found in Section 7(g) and the limited purpose for which it appears in the Charter, the court concludes that Section 7(g) is irrelevant to the issues presented on the motions for summary judgment.

(SJ Op. at 4 n.3.)

         Noting that the phrase "beneficial ownership" does not appear in the prohibitive paragraphs of the NCS Charter, the trial court declined to incorporate that term in its analysis of those provisions. Yet it is clear that a transfer of the right to vote the Class B shares, such as that effected by the Voting

-------------------

(10) In Garrett, a Section 225 action, the court found that a stockholder's grant of a right of first refusal to someone who was not a permitted transferee had not triggered a forced sale provision forming a part of the transfer restrictions contained in a shareholders' agreement. The court held that, while the right to vote the shares had therefore not been lost at the time of the contested election (the only issue presented for decision), the challenged act might well have violated the Agreement's broader prohibition on the transfer of "any interest" in the shares, as to which the parties "still have recourse to the available legal remedies as to any non sale transactions." Garrett, 1986 WL 6708, at *9.

Agreements, falls squarely within the definition of "beneficial ownership." Therefore, unless it can be said that the transfer of a beneficial ownership interest in the Class B shares does not amount to a transfer of "any interest" in those shares, it can only be concluded that Section 7(a) of the NCS Charter has been violated and the Voting Agreements are therefore unenforceable.

     2. The Trial Court Erred In Holding That The Voting Agreements Were Not A Transfer Of Outcalt's And Shaw's Shares Under Section 7(d)

         The next question is whether the execution of the Voting Agreements also resulted in the conversion of the Class B shares into Class A shares.
Section 7(d) of the NCS Charter mandates that any "purported transfer of shares of Class B Common Shares other than to a Permitted Transferee shall automatically ... result in the conversion of such shares into shares of Class A
Common Stock ...." (A31.) The Court of Chancery correctly recognized that the automatic conversion provisions of Section 7(d) are "broad enough to encompass actual share transfers as well as other situations in which some interest in those shares although less than full legal or equitable ownership is transferred." (SJ Op. at 10-11) (emphasis added). Indeed, any other reading would defeat the obvious purpose of the NCS Charter's transfer restrictions.

         The trial court further concluded that, "to fall within the ambit of
Section 7(d), the interest transferred must represent a substantial part of the total ownership interests associated with the shares in question." (Id. at 11.) Applying that standard, the Court of Chancery held that Outcalt's and Shaw's grant of an irrevocable proxy to Genesis and agreement to vote in favor of the Genesis Merger Agreement did not effect a transfer of a substantial interest in Outcalt's and Shaw's Class B shares.

         Even if the test articulated by the Court of Chancery was appropriate for determining whether Section 7(d) applies, the court erred in concluding that the Voting Agreements did not meet that standard and, in so doing, dramatically understated both the extent of the transfer of voting power to Genesis effected by the Voting Agreements and the importance thereof.

         a. The Voting Power Transferred By Outcalt And Shaw

         The Court of Chancery's analysis of the Voting Agreements erroneously treats them as if they do nothing more than provide a mechanism for implementing voting decisions that Outcalt and Shaw have already made. Specifically, the trial court held that "the mere promise to vote the shares found in Section 2(b) of the Voting Agreements [does not amount] to a transfer of any part of Outcalt's and Shaw's ownership interest in the shares." (SJ Op. at 13.) The court based this conclusion in part on its view that the promise to vote contained in the Voting Agreements is "limited in scope and does not broadly transfer to Genesis either Outcalt's or Shaw's power to vote." (SJ Op. at 12-13.) Rather, according to the Court of Chancery, the agreements to vote "simply express[] [Outcalt's and Shaw's] promises to vote those shares in a particular manner," and do not give Genesis the power to vote Outcalt's and Shaw's shares. Instead, the court held, Genesis obtained "at most a legal right to compel Outcalt and Shaw to perform in accordance with the terms of their contracts." (Id.) The fallacy of that analysis, of course, is that it treats the agreement to vote as a standalone provision, when in reality it forms part of a single, integrated agreement that also contains the outright grant of an irrevocable proxy to Genesis.

         In the Voting Agreements, Outcalt and Shaw have not simply promised to cast a particular vote in a particular way. First, while the trial court analyzes the Voting Agreements as if the agreement to vote was the primary feature thereof, in fact Outcalt and Shaw have granted Genesis irrevocable proxies (coupled with an interest) to cast their votes for them. Accordingly, far from having "at most a legal right to compel Outcalt or Shaw to perform in accordance with the terms of their contracts" -- a cause of action that could be subject to equitable defenses and might not be specifically enforceable -- Genesis actually has been given the power to cast the votes itself (and there is every reason to think that it will exercise that power given that the NCS board -- including Messrs. Outcalt and Shaw -- is now recommending against the Genesis merger). Because the proxies are irrevocable, Outcalt and Shaw cannot change their minds and cast their votes differently, or prevent Genesis from voting their shares.

         The Court of Chancery did not address the significant transfers of power inherent in an irrevocable proxy, but simply stated that "the proxies are really just a convenient way to enforce the terms of the voting agreement found in Section 2(b)." (SJ Op. at 15.) In fact, that analysis gets it exactly backwards. In reality, the agreement to vote is little more than a "belt and suspenders" provision backing up the irrevocable proxies, which grant to Genesis -- and divest Outcalt and Shaw of -- the right to vote the shares. For that reason alone, the trial court's reliance on Garrett v. Brown, 1986 WL 6708, at * 10 (Del. Ch.), aff'd, 511 A.2d 1044 (Del. 1986), is misplaced, as Garrett did not even mention what voting rights (if any) were purportedly transferred, and clearly did not involve the grant of an irrevocable proxy. Id at *6 (referring generally to "other provisions as to the manner in which [the stockholder] will vote its stock"). Moreover, in Garrett, the stockholders' agreement that contained the transfer restrictions did not address voting rights. Id. In contrast, Section 7 of the NCS Charter, which is entitled "Limitation of Transfer of Class B Common Stock," contains a specific provision defining "beneficial ownership" to include "the power to vote or direct the vote." (A32.)

         The trial court also misapprehended the breadth of the voting power that Outcalt and Shaw transferred, describing the irrevocable proxies as "limited in scope to the matters covered in . . . [S]ection [2(b)] and . . . only [to] be exercised in the manner and to the extent that the owners of the shares themselves promised to vote them." The trial court, however, overlooked the sweeping scope of Section 2(b). Among other things, Section 2(c), because it is coterminous with Section 2(b), provides Genesis with the right to vote Outcalt's and Shaw's shares against approval of any proposal made in opposition to or in competition with the Genesis merger, any extraordinary dividend by NCS, and "any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Genesis Merger Agreement" or which result in a breach of that Agreement. (A130, A136.) Taken together, those provisions give Genesis the ability to vote Outcalt's and Shaw's shares on virtually any issue that could conceivably come before the stockholders of NCS, as well as the discretion to determine whether those votes should be cast at all. That these irrevocable proxies are not "limited in scope" is forcefully demonstrated by the provisions of the Genesis Merger Agreement precluding NCS from engaging in extraordinary transactions, including Charter amendments, stock splits, dividends, and other distributions. (A89-96.)(11)

         Finally, although recognizing that the exercise of the proxies "will result in the conversion of all NCS common stock into shares of Genesis common stock, apparently on terms that are less favorable to all NCS stockholders than those currently being offered Omnicare," the Court of Chancery nevertheless declined to find that the proxies "resulted in the transfer of any substantial part of Outcalt's or Shaw's ownership interest in the Class B

-------------------

(11) Although the Court of Chancery suggests that it is inappropriate to consider the terms of the Genesis Merger Agreement in assessing whether the Voting Agreements constituted a transfer of an interest sufficient to trigger
Section 7(d) of the NCS Charter (SJ Op. at 12), the Genesis Merger Agreement is in fact incorporated by reference in the Voting Agreements. Moreover, the trial court itself relied explicitly on its terms in reaching the (incorrect) conclusion that Section 7(c)(5) of the NCS Charter operates to exempt the Voting Agreements from the prohibitions on transfer in Sections 7(a) and (d). (SJ Op. at 20.)

shares." (Id.) In doing so, the court artificially distinguished between the effect of the Voting Agreements and the effect of the Genesis Merger Agreement, the success of which the Voting Agreements were designed to ensure.

         b. The Supervoting Power Of Class B Shares Is The Most Important Ownership Interest In Those Shares

         The supervoting power associated with the Class B shares, which Outcalt and Shaw indisputably transferred to Genesis via the irrevocable proxies, is not simply a "substantial part" of the total ownership interests in those shares, it is perhaps the most important part. That supervoting power is the defining characteristic of the Class B shares: as Section 2(f) of the NCS Charter states, with the exception of these enhanced voting rights, "all shares of Class A Common Stock and all shares of Class B Common stock shall be identical." (A24.)

         As noted, Section 7(g) of the NCS Charter confirms the importance of the voting power of the Class B shares when it defines "beneficial ownership" as "possession of the power to vote or to direct the vote . . . of the shares of Class B common stock," (A32) both of which Outcalt and Shaw transferred to Genesis. Beneficial Ownership has been irrevocably transferred to Genesis because the agreements to vote, coupled with the grant to Genesis of the right to specifically enforce the agreements, constitutes "the power . . . to direct the vote" and the irrevocable proxies grant Genesis "the power to vote." It would defy common sense to conclude that Outcalt and Shaw transferred "beneficial ownership" of their Class B shares to Genesis, but nonetheless did not transfer a "substantial interest" in those shares. Indeed, to support its conclusion that Section 7(d) was not implicated, the Court of Chancery was required to read (incorrectly) Section 7(g)'s definition of beneficial ownership out of the NCS Charter. (SJ Op. at 4, n.3.)

         But even leaving aside the definition of "beneficial ownership" contained in the NCS Charter itself, as the Court of Chancery recognized, "[u]nder the federal securities laws, the holder of an irrevocable proxy that is coupled with an interest (unlike the holder of a simple revocable proxy) may be deemed a `beneficial owner' of the shares covered by the proxy, even in circumstances in which the proxy is limited in time and scope." (SJ Op. at 16 n. 19.) Thus, even under the Court of Chancery's own unjustifiably narrow reading of the scope and effect of the irrevocable proxies granted to Genesis in the Voting Agreements, Genesis would still have to be deemed the "beneficial owner" of the shares. Thus, far from being "irrelevant," the question of whether "beneficial ownership" has been transferred is central to the question of whether a "substantial part" of the total ownership in Class B shares has been transferred. Indeed, it is hard to imagine the transfer of a more substantial part of those ownership interests and, accordingly, the automatic conversion provisions of Section 7(d) apply.

         Finally, it is difficult to conceive of just what interests Outcalt and Shaw have retained in their shares of Class B common stock, save mere physical possession of the underlying stock certificates. Outcalt and Shaw purported to transfer their primary interest -- the voting power itself -- as well as all other meaningful indicia of ownership in, and rights to, those shares. Given that the Voting Agreements were designed to guarantee approval of the Genesis Merger Agreement, Outcalt and Shaw effectively gave up all existing and future interests in their Class B shares, since the ultimate transfer or elimination of the economic and other rights associated with those shares upon consummation of the merger with Genesis was a foregone conclusion.

     C. The Court Of Chancery Erred In Holding That Section 7(c)(5) Of The NCS Charter Applies To The Irrevocable Proxies Given To Genesis By Outcalt And Shaw

         The Court of Chancery also erred by holding that Section 7(c)(5) excepts Outcalt's and Shaw's grant of irrevocable proxies to Genesis from the transfer restrictions of Sections 7(a) and (d). Undeniably, Section 7(c)(5) of the NCS Charter excepts "[t]he giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934" from the transfer restrictions of Section 7(a) and the automatic conversion provisions of Section 7(d). Moreover, the trial court's holding that Section 7(c)(5) applies to "situations in which a holder of Class B shares gives a proxy in connection with a solicitation of proxies directed at the holders of the NCS Class A shares" is accurate as far as it goes. (SJ Op. at 18-19.) But the trial court erred when it rejected Omnicare's argument that the irrevocable proxies given by Outcalt and Shaw were given in a solicitation by Genesis not subject to the provisions of Section 14 of the Exchange Act and cannot possibly be "in connection with" the later, separate solicitation by NCS of its stockholders to approve the Genesis Merger Agreement.

         According to the trial court, "the phrase `in connection with' implies no close relationship at all" and "`is always a vague, loose connective."' (Id. at 19 (quoting Bryan A. Gardner, A DICTIONARY OF MODERN LEGAL USAGE (2d Ed.) at
434).) Aside from the fact that such a holding would suggest that the term is, at the very least, "vague" and ambiguous,(12) the trial court's conclusion is

-------------------

(12) See Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392, 395 (Del. 1996); In contrary to the plain meaning of the term, viewed in context of the provision as a whole, as well as the obvious intent of Section 7(c)(5).

         The trial court held that the giving of irrevocable proxies by Outcalt and Shaw to Genesis through the Voting Agreements was "in connection with" the anticipated future solicitation of the Class A stockholders by NCS because (a) the Voting Agreements were entered into to "induce [Genesis] to enter into the Merger Agreement" and (b) "[i]n the Merger Agreement NCS obligated itself to hold a special meeting of its stockholders at the earliest practicable date for the purpose of obtaining stockholder approval of the merger." (SJ Op. at 19-20.)

         As a threshold matter, if and to the extent the Court were to find any an ambiguity in the NCS Charter, it must be resolved against the drafters i.e., Messrs. Outcalt and Shaw. See Elliott Assocs., L.P. v. Avatex Corp., 715 A.2d 843, 853 (Del. 1998); Kaiser Aluminum, 681 A.2d at 398. The Court of Chancery, while acknowledging that general rule of contract interpretation, erred in applying it. (SJ Op. at 9-10.) Although the trial court correctly held that there had been no showing that the NCS Charter is ambiguous, it rejected the argument that, to the extent it did find any ambiguities, such ambiguities should be construed against Outcalt and Shaw because "the court has no reason to treat Outcalt and Shaw, whose interests as stockholders are at stake, as if they are the `corporate drafters' of the provisions." (Id. at 9, n. 10.) What the trial court failed to recognize is that Outcalt and Shaw, as "founders" of NCS, were in fact the "drafters" of the NCS Charter and controlled the company at the time the charter was drafted (and continued to do so until they signed the Voting Agreements). Ambiguities in certificates of incorporation are to be construed in favor of public stockholders -- here, holders of Class A common stock -- who had no role in the drafting of the certificate of incorporation. See Elliot Assocs., 715 A.2d at 852-53.

         Contrary to the holding below, the evident purpose of Section 7(c)(5) was to permit NCS to do what it has historically done -- to solicit proxies from holders of Class B common stock at its annual meeting of stockholders. Thus, only the grant of a very limited category of proxies is permitted under Section 7(c)(5), i.e., those given "in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934." Here, despite the Court of Chancery's expansive reading of the words "in connection with," the irrevocable proxies given to Genesis by Outcalt and Shaw

-------------------------------------------------------------------------------
re Explorer Pipeline, 781 A.2d 705, 713 (Del. Ch. 2001).

were not given in connection with any such proxy solicitation under Section 14 of the Exchange Act.

         First, the provisions of Section 14 of the Exchange Act are applicable only to a solicitation of proxies with respect to securities registered pursuant to Section 12 of the Exchange Act, see 15 U.S.C. 'SS' 78n(a),(13) and it is undisputed that the Class B common stock is not registered under Section 12.(14) (SJ Op. at 18.)

         Second, the Court of Chancery erred in finding that Genesis's solicitation was "in connection with" a future solicitation by NCS for the purpose of seeking stockholders' approval of the Genesis Merger Agreement. The fact that a stockholder meeting is required for approval of the Genesis Merger Agreement does not turn the much broader, irrevocable proxies granted to Genesis into a "solicitation of proxies subject to the provisions of Section 14 of the Securities and Exchange Act of 1934," particularly when such a meeting is nothing more than a formality. Indeed, rather than being "in connection with" NCS's solicitation of proxies pursuant to the provisions of Section 14 of the Exchange Act, which only began last week (months after Genesis solicited the irrevocable proxies given by Outcalt and Shaw in the Voting Agreements), the solicitation and receipt by Genesis of irrevocable proxies from Outcalt and Shaw was, as the Court of Chancery recognized, but misread as supporting its findings, a precondition to Genesis's willingness to enter into the Genesis Merger Agreement in the first place. (SJ Op. at 20.) Defendants' assertion that Genesis's solicitation of proxies from Outcalt and Shaw was to facilitate Genesis's solicitation of the Genesis merger (SJ Op. at 19), is plainly wrong,


-------------------

(13) See also E.H.I. of Fla., Inc. v. Ins. Co. of N. Am., 652 F.2d 310, 313
(3rd Cir. 1981) (Section 14 requires that solicitation of any proxy with respect to any security registered pursuant to Section 12 of the Exchange Act be performed in accordance with SEC rules and regulations); Tcherepnin v. Franz, 461 F.2d 544, 550 (7th Cir. 1972) (Section 14(a) and Rule 14(a) thereunder apply only to securities registered under Section 12 of the Exchange Act).

(14) The Court of Chancery acknowledged that the Class B shares are not registered under the Exchange Act, but held that Section 7(c)(5) would not have any meaning unless it was "read to apply to situations in which a holder of Class B shares gives a proxy in connection with a solicitation of proxies directed at the holders of the NCS Class A shares." (SJ Op. at 18-19.) That is undoubtedly the case, but here, only Outcalt's and Shaw's proxies were being solicited. That is the entire point.

since Genesis is not engaging in any such solicitation. That solicitation is being made by NCS. (A410.) While the court held that the term "in connection with" is to be read broadly, it cannot be read so broadly as to swallow the entire exception.

         Viewed in context, the plain meaning of Section 7(c)(5) is that it applies to proxies given "in connection with" -- in this context, meaning in response to or as a result of -- a proxy solicitation subject to Section 14 of the Exchange Act. The Section 7(c)(5) exception cannot reasonably be read as applying to proxies given in response to one entity's (Genesis's) proxy solicitation (not subject to Section 14 of the Act) merely because the parties contemplate that another entity (NCS) will later engage in a separate proxy solicitation that is subject to Section 14 and that happens to relate to some of the same subject matter. Indeed, such a reading is contrary to the express language of Section 7(c)(5), which refers to "a solicitation" of proxies, not to multiple solicitations relating to related subjects.

         In sum, the Court of Chancery's reading of Section 7(c)(5) of the NCS Charter fails to answer a central question: how does such an interpretation square with the obvious purpose of the other restrictions contained in the NCS Charter? The answer is it does not. The evident purpose of those restrictions was to prohibit holders of shares of Class B common stock from transferring those shares (or beneficial ownership of them) to anyone other than a Permitted Transferee. If Section 7(c)(5) encompassed the irrevocable proxies at issue here, then those restrictions would be worthless. If, as the Court of Chancery acknowledges, under the rules of contract construction each provision of a contract is to be given its full meaning, Omnicare's reading of Section 7(c)(5) must be accepted.

                                   CONCLUSION

         For all the foregoing reasons, Omnicare respectfully requests that the Memorandum Opinions from which Omnicare appeals, dated October 25 and 29, 2002, respectively, be reversed, that Counts II through V of the Second Amended Complaint be reinstated and that the Court of Chancery be instructed to enter an order declaring that the Voting Agreements violate Section 7(a) of the NCS Charter and are therefore invalid, and that the Class B shares of defendants Outcalt and Shaw have been irrevocably converted into Class A shares.

                                          POTTER ANDERSON & CORROON LLP


Of Counsel:

                                          By      /s/ Donald J. Wolfe, Jr.
                                             ---------------------------------
DEWEY BALLANTINE LLP                              Donald J. Wolfe, Jr. (#285)
1301 Avenue of the Americas                       Kevin R. Shannon (#3137)
New York, New York 10019-6092                     Michael A. Pittenger (#3212)
(212) 259-8000                                    John M. Seaman (#3868)
                                                  Richard L. Renck (#3893)
Dated: November 14, 2002                          Hercules Plaza
                                                  1313 N. Market Street
                                                  P. O. Box 951
                                                  Wilmington, DE 19899
                                                  (302)984-6000

                                             Attorneys for Plaintiff below-
                                             Appellant, Omnicare, Inc.

                             CERTIFICATE OF SERVICE

I hereby certify that on November 14, 2002, I caused two copies of the within document to be served on the following counsel of record in the manner indicated below.

BY HAND DELIVERY
----------------

Edward P. Welch, Esq.
Skadden Arps Slate Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899

David C. McBride, Esq.
Young Conaway Stargatt & Taylor LLP
1000 West Street, 17th Floor
Wilmington, DE 19899-0391

Edward M. McNally, Esq.
Morris, James, Hitchens & Williams
222 Delaware Avenue
Wilmington, DE 19801

Jon E. Abramczyk, Esq.
Morris Nichols Arsht & Tunnell LLP
Chase Manhattan Centre, 18th Floor
1201 North Market Street
Wilmington, DE 19801


/s/ John M. Seaman
----------------------------
John M. Seaman